Exhibit 10.5

August 26, 2013

Mr. Michael Swanson

1081 Calle Anacapa

Encinitas, CA 92024

Re: Offer of Employment

Dear Mike:

I am pleased to offer you a position with Vital Therapies, Inc. (“Company” or “we”) as its Chief Financial Officer. This is an exempt position with a start date of August 30, 2013.

If you join the Company, you will report to the Company’s Chief Executive Officer, with responsibilities as defined in the job description to be provided to you or as otherwise reasonably assigned to you by your supervisor. You also will be a member of the Executive Committee. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s board of directors (the “Board”) during the term of your employment with the Company.

If you join the Company, the terms and your compensation will be as follows:

1.	Base Salary: Your base salary will be $13,541.67 per semi-monthly pay period (equivalent to $325,000 annually), less applicable withholdings and deductions. Your base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

2.

Target Bonus: You will be eligible to earn an annual bonus of 25% of your base salary at target, based on achieving a combination of individual goals and Company financial goal(s). Your 2013 bonus opportunity will be based on the previously-approved Company financial goal(s), and will be pro-rated based on the number of days that you are employed with the Company during 2013. Any bonus, or any portion thereof, will be paid, less applicable withholdings and deductions, as soon as practicable after it is determined that it has been earned, but in no event shall it be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal

15222 B Avenue of Science, San Diego, CA 92128

Tel 858-673-6840 Fax 858-673-6843

Michael Swanson

year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned.

3.

Options: At the next meeting of the Board, it will be recommended that you receive an option to purchase 90,000 shares of the Company’s common stock (the “Option”), which Option will have an exercise price equal to the fair market value of a share of the Company’s common stock at time of grant as determined by the Board, in its sole discretion. The number of shares subject to the Option represents approximately 0.62% of the Company’s fully diluted common stock (on an as-converted basis) as of June 26, 2013, the date of the Company’s most recent Senior Preferred Stock closing. The Option will be subject to a four-year vesting schedule with 1/48th of the shares subject to the Option vesting on the one-month anniversary of your employment start date and 1/48th of the shares subject to such Option vesting on each monthly anniversary thereafter, in all cases, subject to your continuing to provide services to the Company through each vesting date. The Option will be subject to the terms, definitions and provisions of the Company’s 2012 Stock Option Plan, as amended (the “Option Plan”) and the stock option agreement by and between you and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

4.	Benefits: You will be eligible to participate in all of the Company benefit plans as available, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.	Severance: With the approval of the Board, you will be permitted to enter into our standard Change of Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your senior position with the Company, which agreement will become effective upon an initial public offering of the Company’s securities. The Severance Agreement will set forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment, which would be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

Your employment with the Company will be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

Michael Swanson

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference checks, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be expected to sign and comply the terms of the Company’s Employee Innovations and Proprietary Rights Assignment Agreement (the “Confidentiality Agreement”) and other compliance agreements, in each case, in the forms attached hereto as Appendix A.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this letter, the Confidentiality Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree to be bound by the arbitration terms set forth on Appendix B attached hereto.

This Agreement, along with the Confidentiality Agreement, the Severance Agreement, and the Option Plan and Option Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This letter agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To accept the Agreement, please sign in the space indicated and return it to the Company.

Sincerely,

VITAL THERAPIES, INC.

By	/s/ Terry Winters
Terry Winters, CEO

Michael Swanson

I have read and understood this Agreement and Appendix B and hereby acknowledge, accept and agree to the terms as set forth herein and in Appendix B and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: August 30, 2013	/s/ Michael V. Swanson
Michael V. Swanson

Appendix A

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS

ASSIGNMENT AGREEMENT

THIS EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT (this “Agreement”) is intended to formalize in writing certain understandings and procedures that have been in effect since the time I was initially employed by Vital Therapies, Inc. (“VTI”). In return for my new or continued employment by VTI and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1. Duties; At-Will Employment; No Conflict. I will perform for VTI such duties as may be designated by VTI from time to time. I agree that my employment with VTI is for no specified term, and may be terminated by VTI at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with VTI at any time, with or without cause, and with or without notice. During my period of employment by VTI, I will devote my best efforts to the interests of VTI and will not engage in other employment or in any activities determined by VTI to be detrimental to the best interests of VTI without the prior written consent of VTI.

2. Prior Work. All previous work done by me for VTI relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for VTI is the property of VTI, and I hereby assign to VTI all of my right, title and interest in and to such previous work.

3. Proprietary Information. My employment creates a relationship of confidence and trust between VTI and me with respect to any information:

•	Applicable to the business of VTI; or

•

Applicable to the business of any client or customer of VTI, which may be made known to me by VTI or by any client or customer of VTI, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which VTI is engaged and is hereinafter called “Proprietary Information.” Proprietary Information shall mean all information of any kind whatsoever (including without limitation patent, copyright, trade secret and other proprietary information, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, reports). Proprietary Information also includes proprietary or confidential information of any third party who may disclose such information to VTI or to me in the course of VTI’s business.

4. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of VTI, VTI’s assigns, and VTI’s customers, and VTI, VTI’s assigns, and VTI’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other intellectual property rights in and to the Proprietary Information. I hereby do and will assign to VTI all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by VTI and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use, disseminate, or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of VTI, except as may be necessary in the ordinary course of performing my duties as an employee of VTI.

5. Ownership and Return of Materials. All materials (including without limitation data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all other tangible media of expression) furnished to me by VTI shall remain the property of VTI. Upon termination of my employment, or at any time on the request of VTI before termination, I will promptly (but no later than five (5) days after the earlier of my employment’s termination or VTI’s request) destroy or deliver to VTI, at VTI’s option, (a) all materials furnished to me by VTI, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to VTI’s business, and (c) written certification of my compliance with my obligations under this sentence.

6. Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademark, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7. Disclosure of Prior Innovations. I have identified on Exhibit A (Prior Innovations) attached hereto all Innovations, applicable to the business of VTI or relating in any way to VTI’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with VTI (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (Prior Innovations). If there is no such list on Exhibit A (Prior Innovations), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8. Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to VTI, and I hereby do and will assign to VTI or VTI’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including without limitation Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with VTI, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to VTI’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of VTI’s time or with the use of any of VTI’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for VTI, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with VTI, which are applicable to the business of VTI (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “VTI Innovations”). To the extent any of the rights, title and interest in and to VTI Innovations cannot be assigned by me to VTI, I hereby grant to VTI an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to VTI Innovations can be neither assigned nor licensed by me to VTI, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against VTI or any of VTI’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to VTI or VTI’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any VTI Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any VTI Innovations without VTI’s prior written consent.

9. Future Innovations. I recognize that Innovations or Proprietary Information relating to my activities while working for VTI and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within three (3) months after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by VTI. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with VTI and are to be promptly assigned to VTI unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof. To the extent any of the rights, title and interest in and to such Innovations and Proprietary Information cannot be assigned by me to VTI, I hereby grant to VTI an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to such Innovations and Proprietary Information can be neither assigned nor licensed by me to VTI, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against VTI or any of VTI’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to VTI or VTI’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any such Innovations and Proprietary Information.

10. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

•

I agree to perform, during and after my employment, all acts deemed necessary or desirable by VTI to permit and assist VTI, at VTI’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, VTI under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

•

In the event that VTI is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint VTI and VTI’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

11. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of VTI does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with VTI, and I will not disclose to VTI, or induce VTI to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12. Survival. This Agreement (a) shall survive my employment by VTI; (b) does not in any way restrict my right or the right of VTI to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of VTI; and (d) is binding upon my heirs and legal representatives.

13. Nonassignable Inventions. This Agreement does not apply to an Invention that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to VTI all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by VTI as to whether or not the Innovations should be the property of VTI. Any such information will be received in confidence by VTI.

14. No Solicitation. During the term of my employment with VTI and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of VTI to terminate their employment with VTI.

15. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to VTI for which there will be no adequate remedy at law, and VTI shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16. Notices. Any notice required or permitted by this Agreement shall be in writing and deemed delivered upon receipt. Notices to me shall be sent to any address in VTI’s records or such other address as I may specify in writing. Notices to VTI shall be sent to VTI’s Human Resources Department or to such other address as VTI may specify in writing.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

18. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19. Waiver. The waiver by VTI of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by VTI. No waiver by VTI of, or consent by VTI to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me.

20. Amendment and Modification. No change, modification, extension, or termination of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by VTI and me.

21. Assignment. I will not assign or transfer this Agreement or any of the rights or obligations therein without the prior written consent of VTI.

22. Entire Agreement. This Agreement represents the entire agreement between VTI and me regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, by or between VTI and me with respect to the subject matter hereof.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

/s/ Michael V. Swanson

Name:	Michael V. Swanson

Dated:	August 30, 2013

Agreed to and accepted:

VITAL THERAPIES, INC.

By:	/s/ Terry Winters

Title:	CEO

Dated:	August 30, 2013

Exhibit A

PRIOR INNOVATIONS

Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and VTI does not require you to assign or offer to assign to VTI any invention that you developed entirely on your own time without using VTI’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1	Relate at the time of conception or reduction to practice of the invention to VTI’s business, or actual or demonstrably anticipated research or development of VTI; or

2	Result from any work performed by you for VTI.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between VTI and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Michael V. Swanson

Michael V. Swanson
(Printed Name of Employee)

Date:	August 30, 2013

Appendix B

ARBITRATION AGREEMENT

(a) Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that I agree to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. I further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with me.

(c) Procedure. I agree that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that I will pay any filing fees associated with any arbitration that I initiate, but only so much of the filing fee as I would have instead paid had I filed a complaint in a court of law. I agree that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law,

California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Diego County, California.

(d) Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between me and the Company. Accordingly, except as provided by the Act and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. I am not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, I may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. I acknowledge and agree that I is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.